 As filed with the Securities and Exchange Commission on July 29, 2020

Registration No. 333-179545

Registration No. 333-184621

Registration No. 333-200777

  Registration No. 333-214952

Registration No. 333-226359

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-179545

FORM S-8 REGISTRATION STATEMENT NO. 333-184621

FORM S-8 REGISTRATION STATEMENT NO. 333-200777

FORM S-8 REGISTRATION STATEMENT NO. 333-214952

FORM S-8 REGISTRATION STATEMENT NO. 333-226359

UNDER

THE SECURITIES ACT OF 1933

ALKERMES PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1007018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connaught House

1 Burlington Road

Dublin 4, Ireland D04 C5Y6

(Address of principal executive offices)

ALKERMES PLC 2018 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

ALKERMES PLC 2011 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

ALKERMES PLC AMENDED AND RESTATED 2008 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

David J. Gaffin, Esq.

Alkermes plc

Connaught House

1 Burlington Road

Dublin 4, Ireland D04 C5Y6

(Name and address of agent for service)

Telephone: +353-1-772-8000

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Mitchell S. Bloom, Esq.

Robert E. Puopolo, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Telephone: 617-570-1000

and

Christopher McLaughlin

Arthur Cox, Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland

Telephone: +353 1 920 1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Alkermes plc (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registrant’s registration statements on Form S-8 (File Nos. 333-179545, 333-184621, 333-200777, 333-214952 and 333-226359) as filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2012, October 26, 2012, December 5, 2014, December 7, 2016 and July 26, 2018, respectively (collectively, the “Prior Registration Statements”). The Prior Registration Statements registered Ordinary Shares, par value $0.01 per share, of the Registrant (the “Shares”) for issuance under, among other plans, the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan (the “2008 Plan”) and the Alkermes plc 2011 Stock Option and Incentive Plan, as amended (the “2011 Plan” and, together with the 2008 Plan, the “Prior Plans”).

Pursuant to the terms of the Alkermes plc 2018 Stock Option and Incentive Plan, as most recently amended by the Registrant’s shareholders on May 20, 2020 (the “Approval Date,” and the plan as so amended, the “2018 Plan”), from and after the Approval Date, the maximum number of Shares that may be issued under the 2018 Plan is equal to the sum of: (i) 9,600,000 Shares (which Shares were previously registered under registration statements on Form S-8 filed on July 26, 2018 (File No. 333-226359) and July 25, 2019 (File No. 333-232831)), (ii) 10,000,000 new, not previously registered Shares (which Shares are being registered concurrently with this Post-Effective Amendment on a new registration statement on Form S-8), (iii) the number of Shares that remained available for grant under the 2011 Plan as of the Approval Date (which Shares ceased to be available for grant under the 2011 Plan as of the Approval Date) (such Shares, the “2011 Plan Available Shares”) and (iv) the number of Shares underlying any outstanding awards granted under the Prior Plans that are forfeited, canceled, repurchased or otherwise terminated (other than by exercise) after the Approval Date, as such Shares may become available from time to time (such Shares, the “Prior Plans Returning Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment is hereby filed to provide that the Prior Registration Statements will also cover, as applicable, the issuance of the 2011 Plan Available Shares under the 2018 Plan and the issuance of the Prior Plans Returning Shares under the 2018 Plan, as and when such Shares become Prior Plans Returning Shares, under the 2018 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Post-Effective Amendment (other than portions of those documents furnished or otherwise not deemed to be filed but including XBRL-related documents furnished or filed as exhibits with the Form 10-K and Forms 10-Q listed below):

(i)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019;

(ii)	The Registrant’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2020 and June 30, 2020;

(iii)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 20, 2020; and

(iv)	The Description of Securities filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Irish Companies Act 2014 permits a company to pay the costs or discharge the liability of a director or the company secretary only where favorable judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the secretary of the Registrant.  Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in such company’s articles of association or any contract between the director or company secretary and such company.

Pursuant to the Registrant’s articles of association, the Registrant will indemnify its officers, directors and company secretary to the fullest extent permitted by law against liabilities that are incurred by the officers, directors and company secretary while executing the duties of their respective offices.  Under the articles of association of the Registrant, the Registrant’s officers, directors and company secretary, however, will not be entitled to indemnification by the Registrant if they are adjudged to be liable for fraud or dishonesty in the performance of their duties to the Registrant.

The directors, secretary, and executive officers of the Registrant, and certain directors and executive officers of certain of its subsidiaries, including Alkermes, Inc., are entitled to be indemnified pursuant to indemnification agreements with the Registrant and/or Alkermes, Inc.  Under the terms of these indemnification agreements, the Registrant and/or Alkermes, Inc., as applicable, indemnifies each relevant director, secretary, or executive officer to the maximum extent permitted by law for expenses actually and reasonably incurred by the director, secretary, or executive officer in relation to claims, brought against such director, secretary, or executive officer, that arise from actions taken while acting as a director, secretary, or executive officer of the Registrant and/or its subsidiaries, except to the extent that such indemnification is prohibited by applicable law or would be duplicative of amounts otherwise actually provided to such director, secretary, or executive officer in relation to such claims.  The Registrant and/or Alkermes, Inc. will, to the maximum extent permitted by law, advance the expenses of such director, secretary, or executive officer in connection with his or her defense.  Each director, secretary, or executive officer undertakes to the fullest extent required by law to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant and/or Alkermes, Inc.

The Registrant has also obtained directors’ and officers’ liability insurance which insures its officers and directors against certain liabilities such persons may incur in their capacities as officers and directors of the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed as part of this Post-Effective Amendment:

Exhibit No.	Description of Exhibit
4.1	Memorandum and Articles of Association of Alkermes plc (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 26, 2016 (File No. 001-35299)).

4.2	Alkermes plc 2018 Stock Option and Incentive Plan, as amended (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 20, 2020 (File No. 001-35299)).

5.1	Opinion of Arthur Cox, Solicitors, as to the legality of the securities being registered (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Arthur Cox, Solicitors (included in Exhibit 5.1 filed herewith).

24	Power of Attorney (included in signature page).

 Item 9.   Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Athlone, Ireland, on July 29, 2020.

ALKERMES PLC

By:	/s/ Tom Riordan
Name:	Tom Riordan
Title:	Assistant Company Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of the Registrant hereby severally constitute and appoint Richard F. Pops and James M. Frates, and each of them, our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names and the capacities indicated below, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Post-Effective Amendment and any and all amendments (including post-effective amendments) to the Prior Registration Statements, in each case with exhibits thereto and all other documents in connection therewith, and generally to do or cause to be done by virtue hereof all things in our names and on our behalf in such capacities to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard F. Pops	Chairman and Chief Executive Officer	July 29, 2020
Richard F. Pops	(Principal Executive Officer)

/s/ James M. Frates	Senior Vice President and Chief Financial Officer	July 29, 2020
James M. Frates	(Principal Financial Officer)

/s/ Iain M. Brown	Senior Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer)	July 29, 2020
Iain M. Brown

/s/ David W. Anstice	Director	July 29, 2020
David W. Anstice

/s/ Robert A. Breyer	Director	July 29, 2020
Robert A. Breyer

/s/ Shane M. Cooke	Director	July 29, 2020
Shane M. Cooke
/s/ Wendy L. Dixon	Director	July 29, 2020
Wendy L. Dixon

/s/ Richard Gaynor	Director	July 29, 2020
Richard Gaynor

/s/ Paul J. Mitchell	Director	July 29, 2020
Paul J. Mitchell

/s/ Nancy L. Snyderman	Director	July 29, 2020
Nancy L. Snyderman
/s/ Frank Anders Wilson	Director	July 29, 2020
Frank Anders Wilson

/s/ Nancy J. Wysenski	Director	July 29, 2020
Nancy J. Wysenski

/s/ David J. Gaffin	Authorized Representative in the U.S.	July 29, 2020
David J. Gaffin	Alkermes, Inc.
(Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary)